QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a listing of the subsidiaries of True Religion Apparel, Inc.

Subsidiary	Jurisdiction of Incorporation
Guru Denim, Inc.	California
True Religion Japan K.K.	Japan
True Religion Sales, LLC	California

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT